Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of B/E Aerospace, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding B/E Aerospace, Inc.’s spin-off of its consumables management segment businesses through the distribution of the shares of KLX Inc. to B/E Aerospace, Inc.’s stockholders), and the effectiveness of B/E Aerospace, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of B/E Aerospace, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boca Raton, Florida
September 30, 2015